EX-99.d.1.i

AMENDMENT NO. 8 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

     THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the “Agreement”) between DELAWARE POOLED TRUST and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the “Investment Manager”), amended as of the 28th day of September, 2012 lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

		Management Fee Schedule (as a
		percentage of average daily net assets)
Fund Name	Effective Date	Annual Rate
The Core Focus Fixed Income Portfolio	January 4, 2010	0.40%
The Core Plus Fixed Income Portfolio	January 4, 2010	0.43%
The Emerging Markets Portfolio	January 4, 2010	1.00%
The Emerging Markets Portfolio II	June 22, 2010	1.00%
The Focus Smid-Cap Growth Equity	January 4, 2010	0.75%
Portfolio
The High-Yield Bond Portfolio	January 4, 2010	0.45%
The International Equity Portfolio	January 4, 2010	0.75%
The Labor Select International Equity	January 4, 2010	0.75%
Portfolio
The Large-Cap Growth Equity Portfolio	January 4, 2010	0.55%
The Large-Cap Value Equity Portfolio	February 26, 2010	0.55%
The Real Estate Investment Trust	May 21, 2010	0.75% on first $500 million
Portfolio (also known as Delaware REIT		0.70% on next $500 million
Fund)		0.65% on next $1.5 billion
		0.60% on assets in excess of $2.5 billion
The Real Estate Investment Trust	January 4, 2010	0.75%
Portfolio II
The Select 20 Portfolio	January 4, 2010	0.75%

DELAWARE MANAGEMENT COMPANY,		DELAWARE POOLED TRUST
A series of Delaware Management Business Trust

By:	/s/ DAVID P. O’CONNOR	By:	/s/ PATRICK P. COYNE
Name:	David P. O’Connor	Name:	Patrick P. Coyne
Title:	Executive Vice President	Title:	President